EXHIBIT 11

                   KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                          Earning Per Share Calculation
                           Primary Earnings Per Share


                                                           For the Three Months Ended                 For the Six Months Ended

                                                            09/30/97           09/30/96            09/30/97              09/30/96
                                                            --------           --------            --------              --------

Net income                                               $ 2,182,132         $ 1,597,847          $ 4,022,999          $ 2,883,246
Less dividends on preferred stock                           (105,438)           (105,438)            (210,876)            (210,876)
                                                       -------------        ------------        -------------        -------------
Income Attributed to
  Common Stock                                           $ 2,076,694         $ 1,492,409          $ 3,812,123          $ 2,672,370
                                                         ===========         ===========          ===========          ===========


Average Number of Common Shares
  and Common Share Equivalents
  Outstanding:
  Average common shares
    outstanding                                           12,056,391          11,825,999           12,049,988           11,824,814

  Common share equivalents
    (after application of
    treasury stock method)                                   158,229             208,887              152,153              235,584
                                                        ------------       -------------        -------------         ------------


Average Common Shares and
  Common Share Equivalents
  Outstanding                                             12,214,620          12,034,886           12,202,141           12,060,398
                                                          ==========          ==========           ==========           ==========


Primary Income per Share (1) :                                 $0.17                $0.12                 $0.31               $0.22
                                                               =====                =====                 =====               =====

(1) The two-class method for Class A and Class B common stock is not presented because the earnings per share are equivalent to the if converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.

                                   EXHIBIT 11

                   KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                          Earning Per Share Calculation
                        Fully-Diluted Earnings Per Share


                                                        For the Three Months Ended                For the Six Months Ended

                                                          09/30/97           09/30/96           09/30/97            09/30/96
                                                          --------           --------           --------            --------
Net income                                              $ 2,182,132       $ 1,597,847          $ 4,022,999        $ 2,883,246
Less dividends on preferred stock                          (105,438)         (105,438)            (210,876)          (210,876)
Plus dividends not payable due to
  preferred stock conversion                                105,438           105,438              210,876            210,876
                                                      -------------      ------------        -------------     --------------
Income Attributed
  to Common Stock                                       $ 2,182,132       $ 1,597,847          $ 4,022,999        $ 2,883,246
                                                        ===========       ===========          ===========        ===========


Average Number of Common Shares
  Outstanding on a Fully-
Diluted Basis:
  Average common shares
    outstanding                                          12,056,391        11,825,999           12,049,988         11,824,814
  Common share equivalents
    (after application of
    treasury stock method):
  Shares issuable upon conversion
    of stock options                                        233,495           223,296              196,232            246,208
  Common equivalent shares for
    preferred stock                                         602,500           602,500              602,500            602,500
                                                       ------------      ------------        -------------       ------------
  Average Number of Shares
    Outstanding on a
    Fully-Diluted Basis                                  12,892,386        12,651,795           12,848,720         12,673,522
                                                         ==========        ==========           ==========         ==========

Fully-Diluted Income
  per Share (1) (2)                                           $0.17            $0.13                 $0.31              $0.23
                                                               ====            =====                 =====              =====

(1) The two-class method for Class A and Class B common stock is not presented because the earnings per share are equivalent to the if converted method since dividends were not declared or paid and each class of common stock has equal ownership of the Company.

(2) This calculation is submitted although it is contrary to Paragraph 40 of APB Opinion No. 15 as it produces an anti-dilutive result. Also, the preferred stock would not qualify as a common share equivalent because the cash yield at issuance was not less than 66 2/3% of the then current average Aa corporate bond yield.